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                                                                    Exhibit 99.1



                                        Contact:  Donald R. Myll
                                                  Chief Financial Officer
                                                  Chris Vlautin
                                                  Director of Investor Relations
                                                  866.861.3229


FOR IMMEDIATE RELEASE

                      AMN HEALTHCARE SERVICES, INC. PRICES
                     SECONDARY OFFERING OF 10 MILLION SHARES

SAN DIEGO -- (May 16, 2002) -- AMN Healthcare Services, Inc. (NYSE: AHS) announced today that it has priced its secondary offering of 10,000,000 shares of common stock. All of the shares are to be sold by affiliates of Haas Wheat & Partners, L.P., BancAmerica Capital Investors SBIC I, L.P., William Miller III (a director of the company) and members of AMN's senior management team.

        The offering price of the shares was $31.00 per share and the secondary offering is expected to close on May 22, 2002. Banc of America Securities LLC acted as the book-running lead manager for the offering, JP Morgan and UBS Warburg acted as co-lead managers and SunTrust Robinson Humphrey and Wells Fargo Securities, LLC acted as co-managers. The selling stockholders also granted the underwriters an option to purchase up to an additional 1,500,000 shares of common stock to cover over-allotments.

        Copies of the prospectus relating to the offering may be obtained from the offices of Banc of America Securities LLC, 9 West 57th Street, New York, NY 10019.

        AMN Healthcare Services, Inc. is a leading nationwide provider of travel healthcare staffing services. The company recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, typically for 13 weeks, at hospitals and healthcare facilities throughout the United States.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

        This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the company's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and

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other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.



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